EXHIBIT (3)(i)


Articles of Incorporation of the Company, as amended

The Articles of Incorporation of the Company are hereby incorporated by reference from the Company's form S-1 Registration Statement filed with the Commission on October 29, 1986.

At the 1990 Annual Meeting of Stockholders, the shareholders approved an amendment to the Company's Articles of Incorporation to increase the authorized shares of common stock from 10,000,000 to 50,000,000 par value $0.33 1/3 per share. The amendment to the Articles of Incorporation of the Company are hereby incorporated by reference from the Company's definitive Proxy Statement-Annual Meeting of Stockholders filed with the Commission on November 6, 1990.